Filed Pursuant to Rule 433

Registration No. 333-180289

June 4, 2013

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012

and Stock-Linked Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $ Phoenix Quarterly Review Notes Linked to the Common Stock of eBay Inc. due June 23, 2014 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described in the Stock-Linked Underlying Supplement, prospectus supplement and prospectus, as supplemented by this free writing prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100.00% of your initial investment.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing June 23, 2014.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	All payments on the Notes are subject to our credit risk.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The common stock of the Reference Asset Issuer
Reference Asset Issuer:	eBay Inc. (“EBAY”)
Principal Amount:	$1,000 per Note.
Trade Date:	June 4, 2013
Pricing Date:	June 4, 2013
Original Issue Date:	June 7, 2013
Final Valuation Date:	June 18, 2014, subject to adjustment as described under “Additional Note Terms—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, and expected to be June 23, 2014. The Maturity Date is subject to adjustment as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Automatic Call Feature:	The Notes will be automatically called if the Official Closing Price of the Reference Asset on any Observation Date is equal to or greater than the Initial Price. If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on such date pursuant to the Contingent Coupon feature. No further amounts will be owed to you under the Notes.
Observation Dates:	September 18, 2013, December 18, 2013, March 19, 2014, and the Final Valuation Date (June 18, 2014), subject to postponement as described under “Additional Note Terms—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment Dates:	With respect to each Observation Date, including the Final Valuation Date, three business days following the applicable Observation Date. The Coupon Payment Dates are subject to postponement as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Contingent Coupon Rate	15.20% per annum, payable in equal quarterly installments.
Contingent Coupon:	If the Official Closing Price of the Reference Asset is equal to or greater than the Coupon Barrier on any Observation Date, HSBC will pay you the Contingent Coupon applicable to such Observation Date.
If the Official Closing Price of the Reference Asset is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate. The table below sets forth each expected Observation Date, Coupon Payment Date and the hypothetical Contingent Coupons based on the Contingent Coupon Rate of 15.20% per annum, payable in equal quarterly installments.

Contingent Coupon

Expected Observation Dates*	Expected Coupon Payment Dates	Expected Contingent Coupon
September 18, 2013	September 23, 2013	3.8%
December 18, 2013	December 23, 2013	3.8%
March 19, 2014	March 24, 2014	3.8%
June 18, 2014	June 23, 2014	3.8%

*Each Observation Date is subject to postponement as described in the accompanying Stock-Linked Underlying Supplement.

Payment at Maturity:	If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:
If the Final Price is equal to or greater than the Trigger Price (which is equal to the Coupon Barrier), HSBC will pay you a cash payment on the Maturity Date equal to $1,000 per $1,000 Principal Amount of Notes, plus the Contingent Coupon otherwise due on the Maturity Date.
If the Final Price of the Reference Asset is less than the Trigger Price, HSBC will pay you a cash payment on the Maturity Date equal to:
$1,000 × (1 + Reference Return).
In this case, you will have a loss of principal that is proportionate to the decline in the Final Price from the Initial Price and you will lose some or all of your initial investment.
Reference Return:	Final Price – Initial Price
Initial Price
Trigger Price:	80.00% of the Initial Price.
Coupon Barrier:	80.00% of the Initial Price.
Initial Price:	The Official Closing Price of the Reference Asset as determined by the Calculation Agent on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value is determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked securities, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the value of the embedded derivatives in the Notes. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates.
CUSIP/ISIN:	40432XGB1/40432XGB10
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page5 of this document and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

We have appointed J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates as placement agents for the sale of the Notes. J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will offer the Notes to investors directly or through other registered broker-dealers.

The Estimated Initial Value of the Notes at the time the terms of the Notes are set is expected to be between $983 and $990 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 5 of this document for additional information.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10.00	$990.00
Total	$	$	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

June [●], 2013

Additional Terms Specific to the Notes

This free writing prospectus relates to a single Note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

•	The prospectus supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

•	The prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. The Trade Date, the Pricing Date and the other terms of the Notes are subject to change, and will be set forth in the final pricing supplement relating to the Notes. In the event of any material changes to the terms of the Notes, we will notify you.

Selected Purchase Considerations

•	CONTINGENT COUPON PAYMENT— HSBC will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of the Reference Asset on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid on such Coupon Payment Date. The expected Coupon Payment Dates are September 23, 2013, December 23, 2013, March 24. 2014 and June 23, 2014 (which is also the expected Maturity Date). For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement. The Contingent Coupon Rate is 15.20% per annum, payable in equal quarterly installments. The actual Contingent Coupon Rate will be determined on the Trade Date.

•	AUTOMATIC CALL FEATURE — The Notes will be automatically called if the Official Closing Price on any Observation Date is at or above the Initial Price. If the Notes are automatically called, you will receive, on the applicable Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus the Contingent Coupon.

•	TAX TREATMENT — You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Notes), more than 5% of the Reference Asset Issuer.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as income-bearing pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

In addition, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), because the tax treatment of the Contingent Coupons is unclear, we intend to withhold an amount equal to 30% of any Contingent Coupon payable to you, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-

U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you if the Reference Asset Issuer is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in shares of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes is linked to the performance of the Reference Asset, and will depend on whether the Official Closing Price of the Reference Asset is at or above the Coupon Barrier or Trigger Price on the Observation Dates or Final Valuation Date, as applicable. If the Notes are not called, HSBC will only pay you the Principal Amount of your Securities (plus the final Contingent Coupon) if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Notes are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price from the Initial Price.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE PRICE OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE OBSERVATION DATES, INCLUDING THE FINAL VALUATION DATE. The return on the Notes will be based on the Official Closing Price of the Reference Asset on the applicable Observation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates prior to the applicable Observation Date but then drops on that day to at or below the Initial Price, the Notes will not be called and the Payment at Maturity will be less, and may be significantly less, than it would have been had the Notes been linked to the price of the Reference Asset prior to such drop. Although the actual price of the Reference Asset on the stated maturity date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Asset on any Observation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Asset on the applicable Observation Date, including the Final Valuation Date.

•	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Asset on an Observation Date is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to such Observation Date. If the Official Closing Price of the Reference Asset is less than the Coupon Barrier on each of the Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS THE CONTINGENT COUPONS, IF ANY, REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE ASSET — If the Notes are not automatically called, for each $1,000 principal amount Note, you will receive $1,000 at maturity plus the Contingent Coupon if the Final Price of the Reference Asset is equal to or greater than the Trigger Price (and Coupon Barrier), regardless of any appreciation in the value of the Reference Asset, which may be significant. Additionally, if the Notes are automatically called, you will not receive any Contingent Coupon payments for periods after which the Notes are called. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC and JPMorgan — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WILL BE DETERMINED BY US AT THE TIME THE TERMS OF THE NOTES ARE SET, WILL BE LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes will be calculated by us at the time the terms of the Notes are set. We will determine the Estimated Initial Value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value will reflect the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the costs associated with hedging our obligations under the Notes, the underwriting discount and the costs associated with issuing the Notes (such as costs associated with creating and documenting the Notes). These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Although not obligated to do so, for a predetermined period of time after the Original Issue Date, if we were to buy back your Notes, the purchase price you would receive (and which may be shown on your customer account statements) is expected to exceed the Estimated Initial Value, assuming all other market conditions remain the same. This pricing differential is only temporary and the excess amount is expected to decline on an approximate straight line over a period of approximately three months from the Original Issue Date. The length of this period is generally dictated by market conditions. Thereafter, if you are able to sell your Notes, the price you would receive would be based on the market value of the Notes at that time, which would take into account factors including, but not limited to, then-prevailing market conditions, the Reference Asset, our creditworthiness and transaction costs.

•	There is limited anti-dilution protection — The Calculation Agent will adjust the Official Closing Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the price of the Reference Asset. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the Calculation Agent to adjust the price of the shares of the Reference Asset, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See the section “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement for additional information.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have. In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

•	WE ARE NOT AFFILIATED WITH THE REFERENCE STOCK ISSUER— We are not affiliated with the Reference Asset Issuer. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information about the Reference Asset contained in this free writing prospectus. You should make your own investigation into the Reference Asset and the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	In some circumstances, the payment you receive on the Notes may be partially based on the common stock of a company other than the reference asset— Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the common stock of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the “Additional Note Terms—Antidilution and Reorganization” in the accompanying Stock-Linked Underlying Supplement.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes.

•	The Notes are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	that the Notes are automatically called;

•	the actual and expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price or the Official Closing Price of the Reference Asset on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Asset. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Price, Coupon Barrier and Trigger Price for the Notes will be determined on the Pricing Date):

Hypothetical Initial Price:	$54.00
Contingent Coupon Rate:	15.20%, payable in equal quarterly installments.
Contingent Coupon:	$38 for each applicable Coupon Payment Date
Observation Dates:	Quarterly
Hypothetical Coupon Barrier:	$43.20 (which is equal to 80% of the Hypothetical Initial Price)
Hypothetical Trigger Price:	$43.20 (which is equal to 80% of the Hypothetical Initial Price)

Example 1 — The Notes are called on the first Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above Initial Price)	$1,038.00 (Payment at Redemption)
Total Payment: $1,070.00 (3.80% return)

Since the Notes are called on the first Observation Date, HSBC will pay you on the applicable Call Settlement Date a total of $1,038.00 per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $38.00. The total return on the Notes would be 3.80%. No further amount will be owed to you under the Notes.

Example 2 — The Notes are NOT called on any of the first three Observation Dates and the Final Price of the Reference Asset is greater than or equal to the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$50.00 (at or above Coupon Barrier; below Initial Price)	$38.00 (Contingent Coupon)
Second Observation Date	$52.00 (at or above Coupon Barrier; below Initial Price)	$38.00 (Contingent Coupon)
Third Observation Date	$51.00 (at or above Coupon Barrier; below Initial Price)	$38.00 (Contingent Coupon)
Final Valuation Date	$50.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$1,038.00 (Payment at Maturity)
Total Payment: $1,152.00 (15.20% return)

Since the Notes are not called and the Final Price of the Reference Asset is above the Trigger Price, HSBC will pay you a total of $1,038.00 at maturity per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $38.00. When added to the Contingent Coupon payments of $38.00 received in respect of each of the first three Observation Dates, HSBC will have paid you a total of $1,152.00 per $1,000 Note. The total return on the Notes would be 15.20%.

Example 3 — The Notes are NOT called on the first Observation Date and the Final Price of the Reference Asset is below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$50.00 (at or above Coupon Barrier; below Initial Price)	$38.00 (Contingent Coupon)
Second Observation Date	$52.00 (at or above Coupon Barrier; below Initial Price)	$38.00 (Contingent Coupon)
Third Observation Date	$51.00 (at or above Coupon Barrier; below Initial Price)	$38.00 (Contingent Coupon)
Final Valuation Date	$40.00 (below Trigger Price and Coupon Barrier)	$1,000 × (1 + Reference Return) =
$1,000 × (1 + -25.926%) =
$1,000 - $259.26 =
$740.74 (Payment at Maturity)
Total Payment $854.74 (-14.53% return)

Since the Notes are not called and the Final Price of the Reference Asset is below the Trigger Price, HSBC will pay you a total of $854.74 at maturity per $1,000 Note. When added to the Contingent Coupon payments of $38.00 received in respect of the first three Observation Dates, HSBC will have paid you $854.74 per $1,000 Note. The total loss on the Notes would be 14.53%.

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the Reference Asset. All disclosure contained in this free writing prospectus regarding the Reference Asset is derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about the Reference Asset contained in this free writing prospectus. You should make your own investigation into the Reference Asset.

Description of eBay Inc.

eBay Inc. operates an online trading community. The company's service is used by buyers and sellers for the exchange of products and services such as coins, collectibles, computers, memorabilia, stamps and toys, as well as concert and sporting tickets. EBAY also offers, through a subsidiary, secure online payment services. Information filed by EBAY with the SEC under the Exchange Act can be located by reference to its SEC file number, 000-24821, or its CIK Code, 0001065088. The common stock of EBAY is listed on the Nasdaq under ticker symbol “EBAY”.

The Official Closing Price of the Reference Asset will be the relevant official price of one share of the Reference Asset on the relevant exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If the Reference Asset is not listed or traded as described above for any reason other than a Market Disruption Event, the Official Closing Price on any scheduled trading day will be the average, as determined by the Calculation Agent, of the bid prices for one share of the Reference Asset obtained from as many dealers in the Reference Asset selected by the Calculation Agent as will make those bid prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of its or our affiliates. The Official Closing Price may be adjusted by the Calculation Agent as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.

Historical Performance of the Reference Asset

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Asset for each quarter in the period from January 1, 2008 through June 3, 2013. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in U.S. dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of future performance of the Reference Asset.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$33.51	$25.33	$29.84
June 30, 2008	$33.47	$26.89	$27.33
September 30, 2008	$29.13	$19.95	$22.38
December 31, 2008	$22.23	$10.91	$13.96
March 31, 2009	$15.48	$9.91	$12.56
June 30, 2009	$18.39	$12.28	$17.13
September 30, 2009	$24.74	$15.77	$23.60
December 31, 2009	$25.80	$21.51	$23.53
March 31, 2010	$28.37	$21.51	$26.97
June 30, 2010	$27.67	$19.54	$19.61
September 30, 2010	$25.16	$19.06	$24.40
December 31, 2010	$31.64	$23.93	$27.83
March 31, 2011	$35.35	$27.22	$31.04
June 30, 2011	$34.65	$28.16	$32.27
September 30, 2011	$34.99	$26.86	$29.49
December 30, 2011	$34.43	$27.41	$30.33
March 30, 2012	$38.18	$29.55	$36.90
June 29, 2012	$43.94	$35.31	$42.01
September 28, 2012	$50.65	$38.06	$48.37
December 31, 2012	$53.15	$45.66	$51.00
March 31, 2013	$57.27	$49.55	$54.22
June 3, 2013*	$58.04	$51.16	$53.41

* As of the date of this free writing prospectus available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 3, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of eBay Inc.’s common stock from June 3, 2008 through June 3, 2013, based on information from the Bloomberg Professional® service. The Official Closing Price of the Reference Asset on June 3, 2013 was $53.41. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Historical Performance of eBay Inc.

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus except that the accelerated Contingent Coupon, if payable, will be calculated on the basis of a 360-day year consisting of twelve 30-day months at the applicable per annum rate. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Price. If a Market Disruption Event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will then be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, at the price indicated on the cover of the pricing supplement to which this free writing prospectus relates, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will act as placement agent for the Notes and will receive a fee that will not exceed $10.00 per $1,000 Principal Amount of Notes. Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

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